Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197954
Prospectus Supplement No. 8
(to Prospectus dated May 7, 2015)

(i) 1,322,500 shares of Common Stock and 1,322,500 Series B Warrants, issuable upon the exercise of the
1,322,500 outstanding Series A Warrants issued in our initial public offering;
and
 (ii) 1,322,500 shares of Common Stock, issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this prospectus.

This prospectus supplement supplements the prospectus dated May 7, 2015  (the “Prospectus”), as supplemented by prospectus supplement No. 1 dated May 14, 2015, prospectus supplement No. 2 dated June 2, 2015, prospectus supplement No. 3 dated June 15, 2015, prospectus supplement No. 4 dated June 23, 2015, prospectus supplement No. 5 dated August 6, 2015,  prospectus supplement No. 6 dated August 12, 2015, and prospectus supplement No. 7 dated August 28, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on October 15, 2014 (our “IPO”). The securities underlying the Series A Warrants include (i) 1,322,500 shares of our common stock and 1,322,500 of our Series B Warrants, which are issuable upon the exercise of the 1,322,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 1,322,500 shares of our common stock, which are issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this Prospectus.

Each Series A Warrant is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants were initially exercisable at an exercise price of $7.00 per share; however, as a result of the offering of additional units by the Company on February 25, 2015, the Series A Warrants are now exercisable at an exercise price of $2.20 per share. The Series A Warrants expire one year after issuance. The Series B Warrants were not issued in our IPO and will only be issued upon the exercise of the Series A Warrants, with each Series B Warrant being exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $8.75 per share and expire on the sixth anniversary of the date of issuance.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On August 31, 2015, the closing sale price of our common stock on The NASDAQ Capital Market was $0.3001 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 13 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 1, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

As disclosed previously, Great Basin Scientific, Inc. (the “Company”) sold 2,724,000 units (“Units”) pursuant to a prospectus dated February 25, 2015 (the “Prospectus”). Each Unit consisted of one share of Series E Convertible Preferred Stock and eight Series C Warrants. Each share of Series E Convertible Preferred Stock is convertible into four shares of common stock of the Company (“Common Stock”) at the option of the holder.  The Series C Warrants may be exercised for cash at an exercise price of $2.55 or on a cashless basis pursuant to a formula disclosed in the Prospectus. In the event of a cashless exercise, the Company has the right to settle such an exercise through the issuance of shares of Common Stock or through a cash payment.

The Series E Convertible Preferred Stock and Series C Warrants became convertible or exercisable, respectively, on August 25, 2015. Prior to August 25, 2015, however, each share of Series E Convertible Preferred Stock and each Series C Warrant were convertible or exercisable, respectively, on an early basis, if the holder of the Units elected to exercise all of the holder’s Series C Warrants for cash. As of August 12, 2015, the date of the Company’s Current Report on Form 10-Q, the Company had issued 192,000 shares of Common Stock pursuant to the early conversion of 48,000 shares of Series E Convertible Preferred Stock. In addition, the Company had issued 384,000 shares of Common Stock pursuant to early exercises of 384,000 Series C Warrants for cash in the amount of $979,200. No additional Series C Warrants were exercised prior to August 25, 2015.

From August 25, 2015 to the date of this report, 494,750 shares of Series E Convertible Preferred Stock have been converted and the Company has issued 1,979,000 shares of Common Stock to settle these conversions.  In addition, 2,764,960 Series C Warrants have been exercised via the cashless exercise provision in the warrant resulting in the issuance of 17,730,172 shares of Common Stock. As of the date of this report, there are 26,998,860 shares of Common Stock issued and outstanding.

As of the date of this report, there are 2,181,250 shares of Series E Convertible Preferred Stock outstanding and 18,643,040 Series C Warrants outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: August 31, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer